                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.    )

                             Uniholding Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    904761996
                                 (CUSIP number)



         Check the following box if a fee is being paid with this statement \x\ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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  CUSIP No.         904761996              13G               Page  2 of  9 Pages

      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891

      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      ----
                                                                   (a)
                                                                      ----
                                                                   (b)
                                                                      ----

      3      SEC USE ONLY


      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

  NUMBER OF                    5    SOLE VOTING POWER
   SHARES                                         0
  BENEFICIALLY                 6    SHARED VOTING POWER
  OWNED BY                                  356,996
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                       0
  PERSON WITH                  8    SHARED DISPOSITIVE POWER
                                            356,996

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     356,996

      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        5.53%

      12    TYPE OF REPORTING PERSON*

                    IA, CO

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

  CUSIP No.     904761996               13G              Page  3 of  9 Pages

      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley & Co. Incorporated
                IRS # 13-265-5996

      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      ----
                                                                   (a)
                                                                      ----
                                                                   (b)
                                                                      ----

      3      SEC USE ONLY


      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

  NUMBER OF                5    SOLE VOTING POWER
   SHARES                                      0
  BENEFICIALLY             6    SHARED VOTING POWER
  OWNED BY                               356,996
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                    0
  PERSON WITH              8    SHARED DISPOSITIVE POWER
                                         356,996

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 356,996

      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.53%

      12    TYPE OF REPORTING PERSON*

                BD, CO

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 904761996           13G                      Page 4 of 9 Pages


   Item 1 (a)        Name of Issuer

                     Uniholding Corporation

   Item 1 (b)        Address of issuer's principal executive offices

                     96 Spring Street
                     8th Floor
                     New York, NY 10012


   Item 2 (a)        Name of person filing

                 (a) Morgan Stanley Group Inc.

                 (b) Morgan Stanley & Co. Inc.



   Item 2 (b)        Principal business office


                 (a) 1585 Broadway
                     New York, New York 10036

                 (b) 1585 Broadway
                     New York, New York 10036


   Item 2 (c)        Citizenship

                     Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.



   Item 2 (d)        Title of class of Securities

                     Common Stock



   Item 2 (e)        Cusip No.

                     904761996



   Item 3        (a) Morgan Stanley Group Inc. is (e) an Investment Adviser
                     registered under section 203 of the Investment Advisers Act of 1940.

                 (b) Morgan Stanley & Co., Incorporated is (a) a Broker-Dealer
                     registered under section 15 of the Securities Exchange Act of 1934.



   Item 4            Ownership

                     Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

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CUSIP NO.               904761996       13G            PAGE 5 OF 9 PAGES


     Item 5               Ownership of 5 Percent or Less of a Class


                          Inapplicable

     Item 6               Ownership of More than 5 Percent on Behalf of
                          Another Person


                          Inapplicable



     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                          Inapplicable



     Item 8 Identification and Classification of Members of the Group


                          Inapplicable



     Item 9               Notice of Dissolution of Group


                          Inapplicable



    Item 10               Certification

                          By signing below I certify that, to the best
                          of my knowledge and belief, the securities
                          referred to above were acquired in the
                          ordinary course of business and were not
                          acquired for the purpose of and do not have
                          the effect of changing or influencing the
                          control of the issuer of such securities and
                          were not acquired in connection with or as a
                          participant in any transaction having such
                          purpose or effect.
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 CUSIP NO.       904761996             13G             PAGE      6 OF 9 PAGES

                                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                 Date :             February 11, 1997

                 Signature :        /s/ Edward J. Johnsen
                                    -----------------------------------------

                 Name / Title :     Edward J. Johnsen / Vice-President
                                    Morgan Stanley & Co. Incorporated
                                    MORGAN  STANLEY  GROUP INC.

                 Date :             February 11, 1997

                 Signature :        /s/ Edward J. Johnsen
                                    -----------------------------------------

                 Name / Title :     Edward J. Johnsen / Vice-President Morgan
                                    Stanley & Co. Incorporated
                                    MORGAN  STANLEY & CO., INCORPORATED



               INDEX TO EXHIBITS                                       PAGE

 EXHIBIT 1     Agreement to Make a Joint Filing.                        7



 EXHIBIT 2     Secretary's Certificate Authorizing Edward J. Johnsen    8
               to Sign on Behalf of Morgan Stanley Group Inc.


 EXHIBIT 3     Secretary's Certificate Authorizing Edward J. Johnsen
               to Sign on Behalf of Morgan Stanley & Co.,
               Incorporated.                                            9